                                                                    Exhibit

DENTSPLY                                          DENTSPLY International
                                                  570 West College Avenue
                                                  P.O. Box 872
                                                  York,  PA 17405-0872
                                                  (717) 845-7511
                                                  Fax (717) 848-3739

News
For further                        FOR IMMEDIATE RELEASE
information
contact

Edward D. Yates
Senior Vice President and
Chief Financial Officer

(717) 849-4243

              DENTSPLY INTERNATIONAL INC. AND NEW IMAGE INDUSTRIES
                             SIGN MERGER AGREEMENT

York, Pa, -- (Business Wire) -- January 28, 1997. DENTSPLY International Inc. (Nasdaq- XRAY) and New Image Industries, Inc. today announced that they have entered into a definitive merger agreement under which DENTSPLY will commence a cash tender offer for all of the outstanding shares of New Image at a price of $2.00 per share. New Image, based in Carlsbad, California, designs, develops, manufactures and distributes intra-oral cameras and computer imaging systems and related software exclusively to the dental market. New Image's products include the AcuCam, MultiCam, AcuCam Concept III, Plug N' Play, and Multilink Video Operatory Network intra-oral camera systems as well as the dental operatory software programs, Capture-It and Chart-It.

The terms and conditions of DENTSPLY's cash tender offer will be set forth in the offering documents expected to be filed by February 3, 1997 with the Securities and Exchange Commission. Conditions to DENTSPLY's purchase of shares in the offer include the tender of at least 55% of all shares of New Image that are outstanding as of the commencement of the offer, and expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.

Under the merger agreement, which has been approved by the boards of directors of each company, a newly created subsidiary of DENTSPLY will be merged into New Image following completion of the tender offer and New Image will become a wholly owned subsidiary of DENTSPLY. DENTSPLY has also entered into agreements with certain stockholders of New Image, including its directors and senior executive officers, and the William W. Stevens and Virda J. Stevens Trust, who own in the aggregate 10% of New Image's shares outstanding, whereby each has agreed to tender his or her shares in the offer. The net cash cost to DENTSPLY of purchasing the outstanding equity of New Image (excluding transaction costs) is expected to be approximately $11.4 million.

Commenting on the transaction, John Miles, DENTSPLY's Vice Chairman and Chief Executive Officer, said, "We are pleased to have signed a merger agreement with New Image. We believe that New Image's intra-oral cameras and computer imaging systems for the dental market will fit very well with our product lines." Dewey Edmunds, Chief Executive Officer of New Image, commented, "We are excited about becoming a part of DENTSPLY. We believe that this transaction is in the best interest of all parties associated with New Image and DENTSPLY can provide the resources and international distribution capabilities that will enable New Image to grow."

DENTSPLY designs, develops, manufactures and markets a broad range of products for the dental market. The company believes that it is the world's leading manufacturer and distributor of artificial teeth, endodontic instruments and materials, impression materials, prophylaxis paste, dental sealants, ultrasonic scrapers, and crown and bridge materials; the leading United States manufacturer and distributor of dental x-ray equipment, dental handpieces, dental x-ray film holders and film mounts; and a leading United States distributor of dental cutting instruments and dental implants.

The company distributes its dental products in over 100 countries under some of the most well-established brand names in the industry. DENTSPLY is committed to the development of innovative, high quality, cost-effective new products for the dental market.